Exhibit 99.1

Adventure Energy, Inc. Announces Effective Date of Name Change to US Natural Gas Corp and New Symbol

New Trading Symbol is UNGS

ST. PETERSBURG, Fla. April 13, 2010(PR Newswire) -- Adventure Energy, Inc. (OTCBB:ADVE - News), an energy exploration company with operations in the Appalachian Basin,  announced today that the Company’s name change to US Natural Gas Corp will become effective April 14, 2010 at the open of business. The Company’s new trading symbol will be “UNGS” on the OTC Bulletin Board.

In addition, the Company is working towards the closure of the recently announced acquisition of Wilon Resources, Inc. Holders of Wilon’s common stock will now receive shares and warrants of US Natural Gas Corp. Once additional information is forthcoming from FINRA, the Company will update shareholders.

"We are pleased to have completed our corporate name change to US Natural Gas Corp and believe that this new name properly reflects our primary business operations in the Appalachian region," stated Mr. Wayne Anderson, President of US Natural Gas Corp. "We look forward to sharing future corporate developments with our shareholders."

About US Natural Gas Corp

US Natural Gas Corp is an independent energy company principally engaged in the acquisition, exploration and development of mature long-lived oil and natural gas properties. The company's current operations are concentrated in the Appalachian Basin within the states of Kentucky and West Virginia.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:
US Natural Gas Corp
Shannon Bell, Executive Assistant, 727-824-2800
info@usnatgascorp.com